Exhibit 4.11

Warrant Instrument in respect of

Warrants to subscribe for A Ordinary

Shares ([●] Lender)

LumiraDx Limited

20 September 2019

41 Lothbury

London

EC2R 7HF

Tel: +44 20 7972 9600

Fax: +44 20 7972 9602

THIS WARRANT INSTRUMENT is executed on 20 September 2019 by LumiraDx Limited (company number 314391) a company incorporated in the Cayman Islands, whose registered office is at Estera Trust (Cayman) Limited, PO Box 1350, Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands (the “Company”) and [●], a [●], whose registered office is at [●] (the “[●] Lender” or “[●]”).

WHEREAS

(1)	The Company has, by resolution of its directors, agreed to issue warrants to subscribe for shares in the share capital of the Company on the terms set out in this Warrant Instrument.

(2)

All the registered holder(s) of shares in the Company have irrevocably waived all pre-emption rights conferred on them (whether by the Companies Act, the Articles or otherwise) in relation to the issue of Warrants (defined below) and shares in the Company pursuant to this Warrant Instrument.

(3)	The Company has accordingly executed this Warrant Instrument as a deed in favour of the [●] Lender.

BY THIS WARRANT INSTRUMENT THE COMPANY DECLARES AND COVENANTS as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Warrant Instrument, the following words and expressions shall have the following meanings unless the context otherwise requires:

“A Ordinary Shares” means A ordinary shares of US $0.001 each in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, any shares resulting from such sub-division, consolidation or re-classification);

[“Additional Term A Warrants” means warrants of the Company relating to rights to the Additional Term A Warrant Shares constituted in this Warrant Instrument and all rights conferred by it (including Subscription Rights);

“Additional Term A Warrant Shares” means up to 101 new A Ordinary Shares issuable upon the exercise of the Subscription Rights relating to the Additional Term A Warrants;

“Additional Term B Warrants” means warrants of the Company relating to rights to the Additional Term B Warrant Shares constituted in this Warrant Instrument and all rights conferred by it (including Subscription Rights);

“Additional Term B Warrant Shares” means up to 147 new A Ordinary Shares issuable upon the exercise of the Subscription Rights relating to the Additional Term B Warrants;

“Additional Term C Warrants” means warrants of the Company relating to rights to the Additional Term C Warrant Shares constituted in this Warrant Instrument and all rights conferred by it (including Subscription Rights);

“Additional Term C Warrant Shares” means up to 155 new A Ordinary Shares issuable upon the exercise of the Subscription Rights relating to the Additional Term C Warrants;]1

“Adjustment Event” means any:

(a)	sub-division, reclassification or consolidation of or in respect of the Equity Shares;

[1]	For Kennedy Lewis Capital Partners Master Fund LP (“KLIM”) Warrant Instrument only.

(b)

allotment or issue of Equity Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve fund), scrip dividend or distribution in specie or bonus issue; and

(c)	cancellation or purchase by the Company of Equity Shares or any reduction or repayment of share capital or reserve;

“Admission” means:

(a)

in the case of the A Ordinary Shares being admitted to trading on London Stock Exchanges market for listed securities: (i) the admission to the Official List of the UK Listing Authority becoming effective in accordance with the Listing Rules; and (ii) the admission to trading on the London Stock Exchange’s market for listed securities becoming effective in accordance with the Admission and Disclosure Standards of the London Stock Exchange; or

(b)	in the case of the A Ordinary Shares being approved for listing, subject only to notice of issuance, on any U.S. National Securities Exchange; or

(c)

in the case of the A Ordinary Shares being approved for listing on: (i) any other Recognised Investment Exchange and their respective share dealing markets; (ii) any recognised overseas Investment exchange (as defined by section 292, Financial Services and Markets Act 2000); or (iii) any investment exchange included in the Financial Conduct Authority’s list of designated investment exchanges;

“Affiliate” means with respect to any Person, a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and control by any Person means the power of such Person directly or indirectly (i) to vote 50% or more of the Voting Securities (determined on a fully diluted basis) of another Person, or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise);

“Articles” means the articles of association of the Company from time to time;

“Asset Sale” means the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

“Auditors” means the auditors of the Company from time to time;

“Board” means the board of directors of the Company from time to time;

“Business Day” means any day on which banks are generally open for business in London and the United States (excluding Saturdays, Sundays and public holidays);

“Certificate” means a certificate evidencing the Warrantholder’s entitlement to Warrants in the form, or substantially in the form, set out in Schedule 1;

“Company’s Account” means the Company’s US Dollar bank account with the following details:

Bank:

Account Name:

Account Number:

IBAN:

Sort Code:

SWIFT:

“Companies Act” means the Companies Law (as revised) of the Cayman Islands;

“Directors” means the board of directors of the Company from time to time;

[“Defaulting Lender” means any Lender (other than KLIM) that provides only partial or no funding in respect of its Term Loan Commitment in respect of the Term A Loan, Term B Loan and the Term C Loan, as applicable;]2

“Equity Shares” means in relation to the Company, the Company’s issued and unissued share capital excluding any part of that capital which neither as respect dividends nor as respects capital carries any right to participate beyond a specified amount in a distribution;

“Event” means an Asset Sale or Offer;

“Exercise Date” means the date on which a Warrantholder gives notice, in accordance with Clause 4, of its intention to exercise any of its Subscription Rights from time to time;

“Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales price of the A Ordinary Shares for such day on the Trading Market or (b) if there have been no sales of the A Ordinary Shares on the Trading Market on any such day, the average of the highest bid and lowest asked prices for the A Ordinary Shares on such Trading Market at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which Fair Market Value is being determined; provided, that if the A Ordinary Shares are listed on any Trading Market, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading; and provided, further, that, in the context of a Net Exercise in connection with an Event pursuant to Clause 6.3, “Fair Market Value” shall mean the fair value of one A Ordinary Share as determined in good faith by the Company’s Board of Directors based on the Event giving rise to the Net Exercise;

“Funding Date” means the Term A Funding Date, the Term B Funding Date or the Term C Funding Date, as applicable;

[“Funding Shortfall” means the difference between the amount of a Term A Loan, Term B Loan or Term C Loan, as applicable, that is actually funded by a Defaulting Lender and the Term Loan Commitment of such Defaulting Lender with respect to such Term A Loan, Term B Loan or Term C Loan, as applicable;

“KLIM” means Kennedy Lewis Capital Partners Master Fund LP, a limited partnership incorporated in the Cayman Islands, whose registered office is at Maples Corporate Services Limited, Ugland House, South Church Street, George Town, Grand Cayman, KYl-1104, Cayman Islands;]3

“Lenders” means the [●] Lender and any other lenders under the Loan and Security Agreement;

“Loan and Security Agreement” means the loan and security agreement between Kennedy Lewis Investment Management LLC as collateral agent, the lenders named therein, the Company and LumiraDx Investment Limited, a private company incorporated under the laws of England & Wales as borrower and each Guarantor signatory thereto dated 20 September 2019;

“Notice of Subscription” has the meaning ascribed to it in Clause 4.1;

“Offer” means an offer by a Person to acquire the entire issued A Ordinary Share capital of the Company;

[2]	For non-KLIM Warrant Instrument.
[3]	For non-KLIM Warrant Instrument.

“Other Lender Warrant Shares” means any new A Ordinary Shares issuable upon the exercise of subscription rights relating to any Warrants issued to any other Lender in connection with its Term Loan Commitments under the Loan and Security Agreement;

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof;

“Recognised Investment Exchange” shall have the meaning ascribed to it in section 285(1)(a) of the Financial Services and Markets Act 2000;

“Register” means the register of persons for the time being entitled to the benefit of the Warrants required to be maintained pursuant to this Warrant Instrument or any other warrant instrument;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Special Resolution” has the meaning ascribed to it in paragraph 18 of Schedule 4;

“Subscription Price” means US$1,459.890;

“Subscription Rights” means the subscription rights of the Warrantholder as defined in Clause 2.3;

“Term Loan” means the Term A Loan, the Term B Loan or the Term C Loan, as applicable;

“Term A Loan” has the meaning given in the Loan and Security Agreement;

“Term B Loan” has the meaning given in the Loan and Security Agreement;

“Term C Loan” has the meaning given in the Loan and Security Agreement;

“Term A Funding Date” means the date on which the Term A Loan is funded by the Lenders pursuant to the terms of the Loan and Security Agreement;

“Term B Funding Date” means the date on which the Term B Loan is funded by the Lenders pursuant to the terms of the Loan and Security Agreement;

“Term C Funding Date” means the date on which the Term C Loan is funded by the Lenders pursuant to the terms of the Loan and Security Agreement;

“Term A Warrants” means warrants of the Company relating to rights to the Term A Warrant Shares constituted in this Warrant Instrument and all rights conferred by it (including Subscription Rights);

“Term B Warrants” means warrants of the Company relating to rights to the Term B Warrant Shares constituted in this Warrant Instrument and all rights conferred by it (including Subscription Rights);

“Term C Warrants” means warrants of the Company relating to rights to the Term C Warrant Shares constituted in this Warrant Instrument and all rights conferred by it (including Subscription Rights);

“Term A Warrant Shares” means up to [●] new A Ordinary Shares issuable upon the exercise of the Subscription Rights relating to the Term A Warrants;

“Term B Warrant Shares” means up to [●] new A Ordinary Shares issuable upon the exercise of the Subscription Rights relating to the Term B Warrants;

“Term C Warrant Shares” means up to [●] new A Ordinary Shares issuable upon the exercise of the Subscription Rights relating to the Term C Warrants;

“Term Loan Commitment” has the meaning given in the Loan and Security Agreement;

“Trading Market” means the London Stock Exchange’s market for listed securities, any U.S. National Securities Exchange or any form of over-the-counter quotation platform, as applicable, if such exchange or market is the principal market on which the A Ordinary Shares are then traded;

“U.S. National Securities Exchange” means a “national securities exchange” as defined in Section 6 of the Securities Exchange Act of 1934, as amended;

“Voting Securities” means, with respect to any Person, equity interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person;

“Warrantholder” means in relation to a Warrant, the person who appears in the Register as the holder of such Warrant which, as of the Term A Funding Date with respect to the Term A Warrants [and the Additional Term A Warrants (if any)], as of the Term B Funding Date with respect to the Term B Warrants [and the Additional Term B Warrants (if any)] and as of the Term C Funding Date with respect to the Term [C Warrants and the Additional Term] C Warrants (in each case, to the extent issued pursuant to the terms of this Warrant Instrument), shall be the [●] Lender;4

“Warrants” shall mean together the Term A Warrants, the [Additional Term A Warrants (if any), the] Term B Warrants, [the Additional Term B Warrants (if any),] the Term C Warrants, [the Additional Term C Warrants (if any)] and any warrants issued to any other Lender in connection with its Term Loan Commitments under the Loan and Security Agreement and “Warrant” shall mean any, all or some of the Term A Warrants, [the Additional Term A Warrants (if any),] the Term B Warrants, [the Additional Term B Warrants (if any),] the Term C Warrants, [the Additional Term C Warrants (if any)] and any warrants issued to any other Lender in connection with its Term Loan Commitments under the Loan and Security Agreement (as appropriate); and5

“Warrant Shares” means the Term A Warrant Shares, [the Additional Term A Warrants Shares (if any),] the Term B Warrant Shares, [the Additional Term B Warrant Shares (if any),] the Term C Warrant Shares, [the Additional Term C Warrant Shares (if any)] or the Other Lender Warrant Shares (as appropriate) or shall mean all of them as appropriate.6

1.2	In this Warrant Instrument, unless the context requires otherwise:

(a)

any expression or word used in this Warrant Instrument which is not defined in it but which has been defined in the Articles shall have the meaning given to it in the Articles unless the context requires otherwise;

(b)	headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this Warrant Instrument and shall be ignored in its construction;

(c)

references to recitals, clauses or schedules are to recitals to, clauses of and schedules to this Warrant Instrument. The recitals and schedules form part of the operative provisions of this Warrant Instrument and references to this Warrant Instrument shall, unless the context otherwise requires, include references to the recitals and schedules;

[4]	Bracketed language for KLIM Warrant Instrument only.
[5]	Bracketed language for KLIM Warrant Instrument only.
[6]	Bracketed language for KLIM Warrant Instrument only.

(d)

references to statutes or statutory provisions include references to any orders or regulations made under them and any references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date of this Warrant Instrument (subject as otherwise expressly provided in this Warrant Instrument) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provisions, order or regulation provided that nothing in this clause shall have the effect of Increasing the liability of any party;

(e)	the terms subsidiary and holding company have the meanings ascribed by section 1159 Companies Act 2006 and include parent and subsidiary undertakings as defined in section 1162 Companies Act 2006; and

(f)

in this Warrant Instrument, the words other, includes, including and in particular do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.	WARRANT ISSUE AND SUBSCRIPTION RIGHTS

2.1	Warrant Issue

(a)

If the provisions of Clause 2.2 (a) are satisfied on the relevant Funding Date, the Term A Warrants, the Term B Warrants, or the Term C Warrants (as applicable) shall be issued to the [●] Lender on the Term A Funding Date, the Term B Funding Date or the Term C Funding Date, respectively.

(b)

[If the provisions of Clause 2.2(b) are satisfied on the relevant Funding Date, the Additional Term A Warrants, the Additional Term B Warrants or the Additional Term C Warrants (as applicable) shall be issued on the Term A Funding Date, the Term B Funding Date or the Term C Funding Date, respectively (as applicable).

(c)

The maximum number of Warrant Shares that may be issued upon the exercise of Subscription Rights relating to Warrants that may be granted pursuant to this Warrant Instrument is 5,708. Provided that each of the Term A Loan, the Term B Loan and the Term C Loan are fully funded by each of the Lenders in accordance with the terms of the Loan and Security Agreement, each Lender shall receive the Warrant Shares set forth opposite its name in Schedule 5.] [7]

2.2	Funding

(a)

[The Term A Warrants, the Term B Warrants and the Term C Warrants shall only be issued to the KLIM Lender if the Lenders’ Term Loan Commitments in respect of the Term A Loan, the Term B Loan and the Term C Loan have been fully funded, respectively, by each of the Lenders in accordance with the terms of the Loan and Security Agreement (or if any of the Lenders (other than KLIM) fails to fund the relevant Term Loan, the KLIM Lender funds the whole or part of such Term Loan). Where a Lender (other than KLIM) provides no, or partial, funding in respect of its Term Loan Commitment in respect of the Term A Loan, the Term B Loan or the Term C Loan (as applicable) (a “Defaulting Lender”), the Company shall adjust the number of Warrants in connection with the Term A Loan, the Term B Loan or the Term C Loan (as applicable), if any, that shall be issued to the Defaulting Lender and such number of allocated Warrants shall be proportionate to the funding actually provided by the Defaulting Lender compared to its original Term Loan Commitment in respect of the Term A Loan, Term B Loan or the Term C Loan (as applicable), provided that KLIM

[7]	Bracketed language for KLIM Warrant Instrument only.

has funded any resulting Funding Shortfall (as defined in Clause 2.2(b) below) as required in accordance with the terms of the Loan and Security Agreement. The Company shall issue a Certificate in respect of the Term A Warrants, the Term B Warrants and the Term C Warrants to which the KLIM Lender is entitled within 5 Business Days of the Term A Funding Date, the Term B Funding Date or the Term C Funding Date, as applicable.][8] [The Term A Warrants, the Term B Warrants and the Term C Warrants shall only be issued to the [●] Lender if the Lenders’ Term Loan Commitments in respect of the Term A Loan, the Term B Loan and the Term C Loan have been fully funded, respectively, by each of the Lenders in accordance with the terms of the Loan and Security Agreement or, to the extent that any Funding Shortfall exists as of the Term A Funding Date, the Term B Funding Date or the Term C Funding Date (as the case may be) as a result of a default by a Defaulting Lender (other than the [●] Lender) with respect to its respective funding commitments relating to the Term A Loan, the Term B Loan or the Term C Loan, as applicable, KLIM has funded any such Funding Shortfall as required in accordance with the terms of the Loan and Security Agreement. Where the [●] Lender provides no, or partial, funding in respect of its Term Loan Commitment in respect of the Term A Loan, the Term B Loan or the Term C Loan (as applicable) the Company shall adjust the number of Term A Warrants, Term B Warrants or Term C Warrants (as applicable), if any, that shall be issued to the [●] Lender and such number of allocated Warrants shall be proportionate to the funding actually provided by the [●] Lender compared to its original Term Loan Commitment in respect of the Term A Loan, the Term B Loan or the Term C Loan (as applicable), provided that KLIM funds any resulting Funding Shortfall as required in accordance with the terms of the Loan and Security Agreement and, in such event, any surplus Term A Warrants, Term B Warrants and Term C Warrants (if any and as applicable) shall be issued to KLIM pursuant to the terms of the warrant instrument between KLIM and the Company. The Company shall issue a Certificate in respect of the Term A Warrants, the Term B Warrants and the Term C Warrants to which the [●] Lender is entitled within 5 Business Days of the Term A Funding Date, the Term B Funding Date or the Term C Funding Date, as applicable.] [9]

[For illustrative purposes if KLIM fails to fund any of its Term Loans or any Funding Shortfall, none of the Lenders (other than possibly Petrichor Opportunities Fund I LP depending on the circumstances) will receive any of the Warrants.]10

(b)

[Notwithstanding any other term of this Warrant Instrument, in no circumstances shall any Lender (other than KLIM) receive a greater number of Warrant Shares pursuant to this Warrant Instrument (or any other warrant instrument) as is set forth opposite its name in Schedule 5.] [11] [The Additional Term A Warrants, the Additional Term B Warrants or the Additional Term C Warrants (as applicable) shall only be issued to KLIM in circumstances where: (y) a Defaulting Lender fails to provide its Term Loan Commitment in respect of the Term A Loan, the Term B Loan or the Term C Loan (as applicable) in accordance with the terms of the Loan and Security Agreement (the difference between the amount funded by a Defaulting Lender and the Defaulting Lender’s Term Loan Commitment being the “Funding Shortfall”); and (z) KLIM steps in to fund the Funding Shortfall as required in accordance with the terms of the Loan and Security Agreement. In such circumstances the number of Additional Term A Warrants, Additional Term B Warrants or the number of Additional Term C Warrants (if any and as applicable) that shall be issued to KLIM in respect of each Defaulting Lender for which there is a Funding Shortfall shall be computed using the following formula:

Additional Term A Warrants, Additional Term B Warrants or Additional Term C Warrants

[8]	For KLIM Warrant Instrument only.
[9]	For non-KLIM Warrant Instrument.
[10]	For KLIM Warrant Instrument only.
[11]	For non-KLIM Warrant Instrument.

X = (A / B) * C

where

X = the number of Additional Term A Warrants, Additional Term B Warrants or Additional Term C Warrants (as applicable) to be issued to KLIM rounded down to the nearest whole number;

A = the Funding Shortfall;

B = the Defaulting Lender’s Term Loan Commitment in respect of the Term A Loan, Term B Loan or the Term C Loan (as applicable);

C = the total number of Term A Warrant Shares, Term B Warrant Shares or Term C Warrant Shares that would have been issued to the Defaulting Lender had it provided its Term Loan Commitment in respect of the Term A Loan, the Term B Loan or the Term C Loan (as applicable) in full.

The Company shall issue a Certificate in respect of the Additional Term A Warrants, the Additional Term B Warrants or the Additional Term C Warrants (as applicable) within 5 Business Days of the Term A Funding Date, the Term B Funding Date or the Term C Funding Date, as applicable.

To illustrate, if the Term A Loan was fully funded by each of the Lenders and the Term B Loan is funded in full by Banque Pictet & Cie S.A. and Blackpool Investment Limited, but Joe Bernardo only funds half of his Term Loan Commitment with respect to Term B Loan, then, provided that KLIM funds the Funding Shortfall arising from the default by Joe Bernardo, each of the Lenders would be issued Warrants representing the following number of Warrant Shares with respect to the Term A Loan and the Term B Loan respectively:

	Term A Loan	Term B Loan
Kennedy Lewis Capital Partners Master Fund LP	1326 Warrant Shares	1943 Warrant Shares
Petrichor Opportunities Fund I LP	857 Warrant Shares	197 Warrant Shares
Banque Pictet & Cie S.A.	76 Warrant Shares	111 Warrant Shares
Blackpool Investment Limited	19 Warrant Shares	28 Warrant Shares
Joe Bernardo	6 Warrant Shares	4 Warrant Shares

Total	2284 Warrant Shares	2283 Warrant Shares	][12]

[12]	For KLIM Warrant Instrument only.

2.3	Subscription Rights

Each relevant Warrant confers the right (but not the obligation) (“Subscription Rights”) on the Warrantholder to subscribe in cash at the relevant Subscription Price for such number of Warrant Shares in respect of which it is recorded in the Register as the holder of on the terms set out in this Warrant Instrument.

Entitlement to all rights attaching to the Warrants shall be evidenced by the issue to a Warrantholder of a Certificate. One Certificate shall be issued to each Warrantholder for all of the Warrants registered in its name. The Company shall issue a copy of this Warrant Instrument with each Certificate.

2.4	Adjustment Event

If an Adjustment Event occurs, the number and nominal value of Warrant Shares which the Warrantholders are entitled to subscribe and (as appropriate) the Subscription Price payable in respect of such subscription shall be adjusted in accordance with the provisions set out in Schedule 3. If requested by the Warrantholder in writing, the Company will use its commercially reasonable efforts to cause its Auditors to certify the appropriate adjustment in accordance with Schedule 3. If the Auditors are unwilling or unable to perform any calculation or other task required of them under this Warrant Instrument, the Company and the Warrantholder shall appoint another reputable firm of accountants agreed between them (or in the absence of agreement nominated by the President of the Institute of Chartered Accountants of England and Wales) to perform the calculation or task.

3.	REPRESENTATIONS BY THE [●] LENDER; REPRESENTATIONS BY THE COMPANY; LEGEND

3.1	Representations by the [●] Lender

The [●] Lender represents that:

(a)

It is acquiring Warrants for its own account and that such Warrants are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof, subject, nevertheless, to the conditions that the disposition of the property of the [●] Lender shall at all times be within its control, and that the [●] Lender may at any time transfer its Warrants, provided that any such distribution complies with applicable securities laws and the terms of this Warrant Instrument and, to the extent applicable, the Warrants and the Articles. The acquisition by the [●] Lender of Warrants shall constitute a confirmation of this representation;

(b)

It understands that no federal or state agency has approved, disapproved or made any findings or determinations as to the fairness for investment, nor any recommendation of endorsement of the merits of the offering of the Warrants; Any representation to the contrary is a criminal offense;

(c)

It is an “accredited investor” for purposes of Regulation D of the Securities Act (“Regulation D”) and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the investment to be made hereunder and is financially able to undertake the risks involved in such an investment. The [●] Lender further understands that (a) the Warrants have not been registered under the Securities Act, or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to

Section 4(a)(2) and Regulation D promulgated thereunder and an exemption under the applicable state securities law and (b) the Warrants must be held indefinitely unless: (i) a registration statement covering such securities is effective under the Securities Act and such state law; (ii) an exemption from registration under the Securities Act and such state law is available; (iii) the Subscription Rights are exercised pursuant to the terms of this Warrant Instrument; or (iv) the Warrants are transferred pursuant to the terms of this Warrant Instrument;

(d)

The Company has granted the [●] Lender and its attorneys or other representatives access to all information about the Company and its subsidiaries which the [●] Lender has requested and which was relevant to its decision to acquire the relevant Warrants at the price proposed. The [●] Lender and its attorneys or other representatives have had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning such information and the Company’s financial condition and prospects. The [●] Lender is satisfied that it has received information with respect to all matters that it considers material to its decision to make this investment; and

(e)

It (a) is qualified by its knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Warrants and to make an informed decision relating thereto, (b) has the financial capability for making the investment and protecting its interests, and (c) can afford a complete loss of the investment. The investment is a suitable one for the [●] Lender.

3.2	Representations by the Company

The Company represents that:

(a)

its fully diluted share capital, taking into account the exercise of all options and warrants outstanding and all issued and allotted Preferred Shares (as defined in the Articles), is 684,983 shares (as defined in the Articles);

(b)

the registered holders of shares (as defined in the Articles) in the Company have irrevocably waived all pre-emption rights conferred on them (whether by the Companies Act, the Articles or otherwise) in relation to the issue of the Warrants and the Warrant Shares pursuant to the Warrant Instrument; and

(c)	the Company has, and will have on the exercise of the Warrants, sufficient authorised share capital to enable the issue and allotment of the Warrant Shares.

3.3	Legend

The Certificates shall each bear the following legend or a legend substantially similar thereto:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state “blue sky” or other applicable securities law. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred (other than in accordance with Clause 6.5 of the Warrant Instrument (the “Warrant Instrument”)) without an effective registration statement for such securities under the Securities Act of 1933, as amended, or an opinion of counsel reasonably satisfactory to the Company that registration is not required under such Act. The securities represented hereby are subject to the Warrant Instrument.”

4.	EXERCISING SUBSCRIPTION RIGHTS

4.1	Timing

Each of the Warrantholders may at any time, and from time to time after the issuance of the relevant Warrants, including at any time before but conditional upon the occurrence of an Event, provided that an exercise of Subscription Rights which is conditional upon the occurrence of an Event shall be deemed to take effect immediately prior to the occurrence of the relevant Event occurring, exercise their Subscription Rights in whole or part, by delivering to the Company a notice substantially in the form contained in the Certificate (“Notice of Subscription”) together with:

(a)	the Certificate for the Warrants in respect of which Subscription Rights are being exercised; and

(b)

a payment by telegraphic transfer to the Company’s Account (or such other mode of payment as the Company and the relevant Warrantholder shall agree) of the aggregate Subscription Price in respect of the Subscription Rights which are being exercised.

4.2

On any exercise of the Warrantholder’s Subscription Rights, in lieu of payment of the aggregate Subscription Price in the manner specified in Clause 4.1(b) above, but otherwise in accordance with the requirements of this Clause 4.2, the Warrantholder may elect to authorise the Company to sell such number of Warrant Shares as it indicates and deduct from such sale proceeds an amount equal to the aggregate Subscription Price payable for the Warrant Shares that have been sold (with the Company retaining such amounts), and with the net sale proceeds after such deduction being used to fund the aggregate Subscription Price payable for the balance of the Warrant Shares that the Warrantholder wishes to subscribe for. The provisions of this Clause 4.2 shall only apply after Admission.

4.3

For the avoidance of doubt, where part only of a Warrantholder’s total Subscription Rights are exercised, the Company shall update the Register to record the remaining Subscription Rights in respect of such Warrantholder following the partial exercise of its Subscription Rights and shall issue to such Warrantholder an updated Certificate confirming the remaining Subscription Rights in respect of which it is recorded in the Register as the holder on the terms set out in this Warrant Instrument.

4.4	Irrevocable Election

Delivery of the items specified in Clause 4.1 to the Company shall, other than with the Company’s written consent, be an irrevocable election by the relevant Warrantholder to exercise the relevant Subscription Rights.

4.5	Lapse

All Subscription Rights not exercised shall lapse on the date falling ten years from the date of this Warrant Instrument (the “Termination Date”).

5.	ISSUE OF SHARES UPON EXERCISE OF SUBSCRIPTION RIGHTS

5.1	Allotment and Issue

Following receipt of a Notice of Subscription, the Company shall:

(a)

within ten (10) Business Days after the Exercise Date, resolve to allot and issue to the person(s) identified in the relevant Notice of Subscription (“Allottee(s)”) the Warrant Shares specified in the Notice of Subscription and to enter the Allottee(s)’ name in the register of members of the Company as the holder of the Warrant Shares issued to such Allottee(s); and

(b)

within ten (10) Business Days of the allotment and issue of the Warrant Shares pursuant to this Clause 5 (“Warrant Share Delivery Date”), at the Company’s cost, send to the address stipulated in the Notice of Subscription share certificate(s) in respect of the Warrant Shares issued and (in the event of a partial exercise by any Warrantholder) a balancing Certificate in respect of those Subscription Rights which remain unexercised.

5.2	Rights attaching to Warrant Shares

The Warrant Shares allotted pursuant to the exercise of the Subscription Rights shall:

(a)	be allotted and issued fully paid;

(b)	rank pari passu with the fully paid A Ordinary Shares then in issue and have the rights set out in the Articles relating to the A Ordinary Shares; and

(c)

subject to the Articles, be entitled to receive any dividend or other distribution which has previously been announced or declared provided that the record date by which the holder of Warrant Shares must be registered to participate in such dividend or other distribution is after the date on which the Warrant Shares are allotted and issued.

5.3	Rounding

If the number of Warrant Shares falling to be allocated to a Warrantholder (or at its direction) on an exercise of Subscription Rights would otherwise require a fraction of a Warrant Share to be allotted, the number of Warrant Shares to be so allotted will be rounded down to the nearest whole number of Warrant Shares.

6.	RESTRICTIONS AND OBLIGATIONS OF THE COMPANY

6.1	Undertakings

For so long as any Subscription Rights remain outstanding, the Company will comply with the undertakings in this Clause 6.

6.2	Covenants

Subject to Clause 6.3, as long as any Warrants remain outstanding, the Company covenants to the Warrantholders as follows:

(a)

it will procure that at all times there are available for issue sufficient A Ordinary Shares free from pre-emptive rights to satisfy in full the exercise of Subscription Rights in respect of all outstanding Warrants (taking into account any other obligations of the Company to issue any shares in the Company);

(b)

unless approved by the shareholders of the Company by written resolution or at a general meeting on or prior to the date hereof or unless authorised by the Board at a duly convened meeting of the Board held on or prior to the date hereof, it will notify the Warrantholder in writing of any proposed issue of securities to the holders of A Ordinary Shares as a class by way of rights at least 10 Business Days prior to the proposed date of such issue;

(c)

it will not proceed with an Admission unless as part of the Admission, quotation or registration is obtained for all Warrant Shares (or the shares into which they are converted), including all of the Warrant Shares that would result from the exercise of all of the Warrants; and

(d)

if it is proposed that there shall be a reorganisation or other restructuring of the Company and its subsidiaries involving the acquisition of the Company by a new holding company, the Company shall ensure that the Warrantholders’ Warrants are exchanged (to the extent not yet exercised) for warrants over the same proportion of the equity share capital of the new holding company as the Warrant Shares to which the Warrants relate constituted as a percentage of the equity share capital of the Company prior to such reorganisation or other restructuring of the Company, such warrants to be subject to the same terms and conditions as the Warrants.

6.3	Events and Adjustment Events

(a)

The Company will notify each Warrantholder in writing within three Business Days of the publication of any regulatory news service announcement in respect of a proposed Event specifying the proposed date and nature of such Event, provided that nothing in this Clause 6.3(a) shall require the Company to provide any information relating to the proposed Event which has not already been made public pursuant to a regulatory news service announcement.

(b)

In respect of any Offer, the Company shall procure that (i) appropriate provision is made in connection with the Offer such that the Warrantholder shall, following the announcement of the Offer, be entitled, upon exercise of these Warrants, to receive the number of shares or other securities of the Company, or other successor entity, or property (including cash) as to which the Warrantholder would have been entitled if the Warrantholder had exercised all of its rights pursuant to this Warrant immediately prior thereto and was able to participate in the Offer, or (ii) appropriate provision is made in connection with the Offer such that, upon the consummation thereof, and without any exercise of this Warrant by the Warrantholder or other action, the Warrantholder shall be entitled to receive the consideration under the Offer to which the Warrantholder would have been entitled if the Warrantholder had exercised its rights pursuant to the Warrants immediately prior thereto net of the aggregate Subscription Price of the Warrants. The Warrantholder agrees that an amount equal to the aggregate Subscription Price for his Warrants may be deducted from the Offer consideration and paid to the Company.

6.4	Shareholders, Board and Management Meetings

Each of the Warrantholders shall have the right to:

(a)

receive notice of all shareholders meetings of the Company and class meetings of the holders of A Ordinary Shares but shall not be entitled to attend, speak or vote at those meetings in its capacity as a Warrantholder; and

(b)

receive (at the same time as the relevant shareholders) a copy of any proposed written resolution of the shareholders or any proposed written class consent of the holders of A Ordinary Shares but shall not be entitled to vote on those resolutions in its capacity as a Warrantholder.

6.5	Transfer of Warrants

(a)

The Warrants shall be freely transferable, in whole or in part, in accordance with the transfer provisions set out in paragraph 2 of Schedule 2 to any of the following persons or entities (together, the “Permitted Transferees”):

(i)

a person or entity to whom all or a portion of, the Term A Loan, the Term B Loan or the Term C Loan, as applicable, has been assigned by the [●] Lender pursuant to and in accordance with the Loan and Security Agreement. In such an event, the number of Warrants that the [●] Lender shall be entitled to transfer to such Permitted Transferee shall be computed using the following formula with respect to each of the Term A Warrants [(which, for purposes of this Clause, shall include any Additional Term A Warrants),] the Term B Warrants [(which, for the purposes of this Clause, shall include any Additional Term B Warrants)] and the Term C Warrants [(which, for the purposes of this Clause, shall include any Additional Term C Warrants)]: [13]

X = A/B * Y

where

X = the number of Warrants to be transferred;

A = the amount of the Term A Loan, Term B Loan or Term C Loan that is being assigned pursuant to the Loan and Security Agreement, as applicable;

B = the total amount of the Term A Loan, Term B Loan or Term C Loan, as applicable; and

Y = the total amount of the Term A Warrants [(which, for these purposes, shall include any Additional Term A Warrants),] Term B Warrants [(which, for these purposes, shall include any Additional Term B Warrants)] or Term C Warrants [(which, for these purposes, shall include any Additional Term C Warrants)], as applicable; 14

So, for example, if the [●] Lender assigns two-thirds of its Term A Loan to a Permitted Transferee, it shall be obliged to transfer to such Permitted Transferee two-thirds of the Term A Warrants that have been issued to the [●] Lender in respect of its Term A Loan;

(ii)

any Affiliate of the [●] Lender and if such Affiliate is no longer an Affiliate of the [●] Lender, such Affiliate shall transfer such Warrants back to the [●] Lender or to an Affiliate of the [●] Lender; and

(iii)	any person or entity approved by the Board.

(b)

Subject to Clause 6.5(a) above and further subject to compliance with federal and applicable state or foreign securities laws, and, as applicable, the provisions of the Warrants and the Articles as the same may be in effect from time to time, the registered holder of any warrants may surrender such Warrants at the principal office of the Company for transfer or exchange. Within a reasonable time after notice to the Company from the registered holder of its intention to make such transfer or exchange and without expense (other than transfer taxes, if any) to such registered holder, the Company shall issue in exchange therefor another Warrant or Warrants, containing the same provisions and subject to the same terms and conditions as the Warrant so surrendered, and for the same aggregate number of Warrant Shares so surrendered. The new Warrant(s) shall be issued in the name of such person or registered assignee, as the registered holder of such surrendered Warrants may designate in writing.

7.	MODIFICATION OF RIGHTS

[13]	Bracketed language for KLIM Warrant Instrument only.
[14]	Bracketed language for KLIM Warrant Instrument only.

This Warrant Instrument may be modified only with the prior sanction of a Special Resolution in accordance with the provisions of Schedule 4.

8.	LIQUIDATION

8.1	Liquidation and Dissolutions

If an order is made or an effective resolution is passed for the winding-up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected then the provisions of Clause 8.2 or 8.3 shall apply.

8.2	Sanctioned Agreement

If the winding-up or dissolution is for the purpose of a reorganisation or amalgamation pursuant to a scheme of arrangement sanctioned by a special resolution of the Company, the terms of the scheme of arrangement will be binding on the Warrantholder.

8.3	Non Sanctioned Agreement

If Clause 8.2 does not apply, the Company shall immediately notify the Warrantholders, in writing, that such an order has been made or resolution has been passed or other dissolution is to be effected. The Warrantholders shall be entitled at any time within three months after the date such notice is given to elect by notice in writing to the Company to be treated as if they had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised the Subscription Rights and they shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of A Ordinary Shares, such a sum, if any, as they would have received had they been the holders of and paid for the Warrant Shares to which they would have become entitled by virtue of such exercise, after deducting from such sum the amount which would have been payable by them in respect of the Warrant Shares if they had exercised the Subscription Rights. Nothing contained in this paragraph shall have the effect of requiring the Warrantholders to make any actual payment to the Company. If no such notice is given by the Warrantholders within the three month period specified above, the Subscription Rights shall lapse without claim if an order is made or an effective resolution is passed for the winding-up or the dissolution of the Company.

9.	CERTIFICATES

9.1	Issues of Certificates

Within five Business Days of entering the name of a Warrantholder in the Register of the Company, the Company shall issue to the Warrantholder a Certificate in respect of the Subscription Rights in respect of which it is recorded in the Register as the holder.

9.2	Lost Certificates, etc.

If a Certificate is mutilated, defaced, lost, stolen or destroyed the Company will replace it provided that:

(a)

the Warrantholder seeking the replacement provides the Company with such evidence and indemnity in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;

(b)	the Warrantholder seeking the replacement pays the Company’s reasonable costs in connection with the issue of the replacement; and

(c)	mutilated or defaced Certificates in respect of which replacements are being sought are surrendered.

10.	MEETINGS OF WARRANTHOLDERS

The provisions of Schedule 4 shall apply in relation to meetings of Warrantholders.

11.	NOTICES

11.1	Mode of Service

Subject to Clause 11.2 any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument shall be in writing and shall be delivered personally or sent by fax or prepaid first class post:

(a)	In the case of the Company to:

Name:	LumiraDx Limited

Address:	3 More London Riverside, London SE1 2AQ, England

Name:	General Counsel

(b)	in the case of a Warrantholder to the address of the Warrantholder shown in the Register or, if no address is shown in the Register, to its last known place of business or residence.

11.2	Procedure if no known address

If no address has been notified to the Company by a Warrantholder, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument may be given to that Warrantholder by the Company by exhibiting it for ten Business Days at the registered office of the Company.

11.3	Deemed Service

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, ten Business Days after the date of posting; and

(c)	if Clause 11.2 applies, at the expiry of the ten Business Day period referred to in that clause,

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.30 pm such notice, demand or other communication shall be deemed to be given or made at 9.30 am on the next Business Day.

11.4	Joint Registered Holders

All notices and other communications with respect to Warrants standing in the names of joint registered holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the registered holders of such Warrants.

11.5	Successors

Any person who becomes entitled to any Warrant (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of that Warrant before its name and address is entered on the Register.

12.	INVALIDITY

Where any provision of this Warrant Instrument is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Warrant Instrument and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Warrant Instrument and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Warrant Instrument.

13.	THIRD PARTY

The parties to this Warrant Instrument expressly agree for the purposes of the Contracts (Rights of Third Parties) Act 1999 that they do not intend any person other than a party to this Warrant Instrument or a Warrantholder to be able to enforce any term of this Warrant Instrument.

14.	GOVERNING LAW

This Warrant Instrument and any non-contractual obligations arising out of or in connection with it are governed by English law.

15.	ENFORCEMENT

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Warrant instrument (including a dispute relating to the existence, validity or termination of this Warrant Instrument or any non-contractual obligation arising out of or in connection with this Warrant Instrument).

SCHEDULE 1

FORM OF CERTIFICATE

[FOR KLIM]

The securities represented hereby have not been registered under the Securities Act, as amended, or any state “blue sky” or other applicable securities law. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred (other than in accordance with Clause 6.5 of the Warrant Instrument (the “Warrant Instrument”)) without an effective registration statement for such securities under the Securities Act, as amended, or an opinion of counsel reasonably satisfactory to the Company that registration is not required under such Act. The securities represented hereby are subject to the Warrant Instrument.

LUMIRADX LIMITED

Registered in the Cayman Islands (No. 314391)

WARRANT CERTIFICATE

Warrant Certificate Number [•]

This is to certify that the person named below is a Warrantholder for the purpose of the warrant instrument issued by the Company on    September 2019 (“Warrant Instrument”) and has the right to subscribe in cash at the aggregate Subscription Price for that number of the Warrant Shares (as defined in the Warrant Instrument) specified below on the terms set out in the Warrant Instrument. The Warrants are issued with the benefit of, and subject to, the provisions contained in this Warrant Instrument. Unless the context otherwise requires terms defined in the Warrant Instrument shall have the same meanings in this Certificate.

Warrantholder

Name:

Address:

[Term A Warrants [and Additional Term A Warrants]

Number of Term A Warrant Shares [and Additional Term A Warrant Shares, in aggregate,] represented by this Certificate: [•]

(Subject to adjustment in accordance with Clause 2.4 of the Warrant Instrument)

Total Subscription Price for Term A Warrant Shares [and Additional Term A Warrant Shares, in aggregate,] represented by this Certificate: $[•]]

[Term B Warrants [and Additional Term B Warrants]

Number of Term B Warrant Shares [and Additional Term B Warrant Shares, in aggregate,] represented by this Certificate: [•]

(Subject to adjustment in accordance with Clause 2.4 of the Warrant Instrument)

Total Subscription Price for Term B Warrant Shares [and Additional Term B Warrant Shares, in aggregate,] represented by this Certificate: $[•]]

[Term C Warrants [and Additional Term C Warrants]

Number of Term C Warrant Shares [and Additional Term C Warrant Shares, in aggregate,] represented by this Certificate: [•]

(Subject to adjustment in accordance with Clause 2.4 of the Warrant Instrument)

Total Subscription Price for Term C Warrant Shares [and Additional Term C Warrant Shares, in aggregate,] represented by this Certificate: $[•]]

Date of Issue

Executed as a Deed by	)

LumiraDx Limited	)

acting by a director in the presence of

Signature of witness

Name

Address

Notes:

(1)	The Subscription Rights are transferable prior to exercise only in accordance with the provisions of the Warrant Instrument.

(2)	All transfers must be accompanied by this Warrant Certificate.

SCHEDULE 1

FORM OF CERTIFICATE

[FOR NON-KLIM LENDERS]

The securities represented hereby have not been registered under the Securities Act, as amended, or any state “blue sky” or other applicable securities law. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred (other than in accordance with Clause 6.5 of the Warrant Instrument (the “Warrant Instrument”)) without an effective registration statement for such securities under the Securities Act, as amended, or an opinion of counsel reasonably satisfactory to the Company that registration is not required under such Act. The securities represented hereby are subject to the Warrant Instrument.

LUMIRADX LIMITED

Registered in the Cayman Islands (No. 314391)

WARRANT CERTIFICATE

Warrant Certificate Number [•]

This is to certify that the person named below is a Warrantholder for the purpose of the warrant instrument issued by the Company on    September 2019 (“Warrant Instrument”) and has the right to subscribe in cash at the aggregate Subscription Price for that number of the Warrant Shares (as defined in the Warrant Instrument) specified below on the terms set out in the Warrant Instrument. The Warrants are issued with the benefit of, and subject to, the provisions contained in this Warrant Instrument. Unless the context otherwise requires terms defined in the Warrant Instrument shall have the same meanings in this Certificate.

Warrantholder

Name:

Address:

[Term A Warrants

Number of Term A Warrant Shares represented by this Certificate: [•]

(Subject to adjustment in accordance with Clause 2.4 of the Warrant Instrument)

Total Subscription Price for Term A Warrant Shares represented by this Certificate: $[•]]

[Term B Warrants

Number of Term B Warrant Shares represented by this Certificate: [•]

(Subject to adjustment in accordance with Clause 2.4 of the Warrant Instrument)

Total Subscription Price for Term B Warrant Shares represented by this Certificate: $[•]]

[Term C Warrants

Number of Term C Warrant Shares represented by this Certificate: [•]

(Subject to adjustment in accordance with Clause 2.4 of the Warrant Instrument)

Total Subscription Price for Term C Warrant Shares represented by this Certificate: $[•]]

Date of Issue

Executed as a Deed by	)

LumiraDx Limited	)

acting by a director in the presence of

Signature of witness

Name

Address

Notes:

(1)	The Subscription Rights are transferable prior to exercise only in accordance with the provisions of the Warrant Instrument.

(2)	All transfers must be accompanied by this Warrant Certificate.

NOTICE OF SUBSCRIPTION

(To be printed on the back of the Certificate)

We hereby exercise the Subscription Rights as set out below* pursuant to this Certificate and confirm payment by [telegraphic transfer to the Company’s account] [other method of payment agreed by the Company] of $[•] being the Subscription Price payable in respect of the aggregate Subscription Rights we are exercising. [This exercise is conditional upon the Event referred to in the notice from the Company dated [date] taking place.] We acknowledge that the legal and beneficial title to the relevant A Ordinary Shares are accepted subject to the Articles.

We direct the Company pursuant to this exercise to allot and issue the number of A Ordinary Shares to be issued pursuant to this exercise to the following proposed allottees. The aforesaid A Ordinary Shares are to be issued in connection with the exercise of Warrants originally acquired by way of private placement transaction conditionally approved by LumiraDx Limited on [•] 2019. Any proposed allottee must be a person or entity permitted in accordance with Clause 6.5 of the Warrant Instrument:

	[•] Number of A Ordinary Shares••	Name of Proposed Allottee	Address of Proposed Allottee
1.
2.
3.
4.

We hereby instruct you to sell [•] Warrant Shares to fund the Subscription Price for the balance of our entitlement in accordance with Clause 4.2.

Share certificates should be sent to [include details]

Signed

Print Name

Address:

[*Details of all rights should be inserted as shown.]

[••Number of shares over which rights are to be exercised.]

SCHEDULE 2

THE REGISTER AND TRANSFERS

1.	Register

1.1	An accurate register of entitlement to the Warrants (the Register) will be kept by the Company at its registered office in which the Company shall enter:

(a)	the names and addresses of the persons for the time being entitled to be registered as the holders of the Warrants;

(b)	the number of Warrants held by every registered holder; and

(c)	the date on which the name of every registered holder is entered in the Register in respect of the Warrants in his name.

1.2

Any change in the name or address of any Warrantholder shall be notified as soon as reasonably practicable following such change to the Company which shall cause the Register to be amended accordingly. Any Warrantholder and any person authorised by any Warrantholder may at all reasonable times during office hours inspect the Register and take copies of or extracts from it or any part of it.

1.3

The Company may treat the registered Warrantholder as the absolute owner of a Warrant and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

1.4

Every Warrantholder will be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Warrants.

2.	Transfers

2.1	The Warrants may only be transferable in whole or in part by a Warrantholder to any other person or entity permitted in accordance with Clause 6.5 of the Warrant Instrument.

2.2	Every transfer of a Warrant shall be made by an instrument of transfer in the usual or common form or in any other form which may be approved by the Directors.

2.3

The instrument of transfer of a Warrant shall be executed by or on behalf of the transferor but need not be executed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect of the Warrant being transferred.

2.4	No fee shall be charged for any registration of a transfer of a Warrant or for the registration of any other documents which in the opinion of the Directors require registration.

2.5	The registration of a transfer shall be conclusive evidence of the approval by the Directors of such a transfer.

3.	Stock Exchange Dealings

3.1

Provided that at the time of issue of Warrant Shares pursuant to the exercise of the Warrants, the A Ordinary Shares (or any of them) are quoted on the Official List of the United Kingdom Listing Authority, admitted to trading on the Alternative Investment Market operated by The London Stock Exchange plc, and/or permission or approval has been granted for dealings therein or listing on any U.S. National Securities Exchange or any Recognised Investment

Exchange in any part of the world, the Company will apply to such exchange or body for permission to deal in, approval to list or for quotation of and Admission of such Warrant Shares (as the case may be) and shall use its commercially reasonable efforts to secure such permission or quotation as soon as reasonably practicable after the issue of such Warrant Shares.

SCHEDULE 3

ADJUSTMENTS TO WARRANT SHARES AND SUBSCRIPTION PRICE

1.

If there is an Adjustment Event whilst any of the Warrants are outstanding, the number and nominal value of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights and the Subscription Price will be adjusted in such manner as the Auditors or such other firm of accountants determined in accordance with Clause 2.4 (acting on the joint instructions of the WarranthoIders and the Company, as experts and not as arbitrators) shall certify to be necessary in order that, after such adjustment:

(a)	the total number of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights conferred by the Warrants:

(i)

will carry as nearly as possible (and in any event not less than) the same proportion (expressed as a percentage of the total number of votes exercisable in respect of all the Equity Shares) of the votes available to be cast at a general meeting of the Company; and

(ii)	will carry the same entitlement (expressed as a percentage of the total entitlement conferred by all the Equity Shares) to participate in the profits and assets of the Company;

as would the total number of Warrant Shares which could have been subscribed pursuant to the Subscription Rights conferred by the Warrants had there been no such adjustment and no such event giving rise to such adjustment; and

(b)	the aggregate Subscription Price payable in order to subscribe for all the Warrant Shares will be as nearly as possible the same as it was prior to such adjustment.

2.

In calculating the aggregate entitlement to additional Subscription Rights under paragraph 1 above, any entitlement to a fraction of a Warrant Share shall be rounded down to the nearest whole Warrant Share.

3.

The Company will send the Warrantholders notice of any adjustments to the Subscription Rights as soon as reasonably practicable after the relevant resolution of the Board giving effect to or sanctioning the Adjustment Event together with a replacement Warrant Certificate evidencing each Warrantholder’s adjusted Subscription Rights.

SCHEDULE 4

PROVISIONS AS TO MEETINGS AND RESOLUTIONS OF WARRANTHOLDERS

1.	Calling of Meetings

The Company may at any time, and shall upon a request in writing signed by Warrantholders holding Warrants conferring not less than 10% of the aggregate Subscription Rights then outstanding, convene a meeting of Warrantholders in default of which such Warrantholders shall convene such meeting themselves. Every such meeting shall be held at such reasonably convenient and appropriate place in the United Kingdom as the Directors may approve.

2.	Notice of Meetings

At least 21 clear days’ notice of the meeting shall be given to Warrantholders of any meeting of Warrantholders. Any meeting of Warrantholders may he called by shorter notice if it is so agreed by Warrantholders holding Warrants conferring not less than 90% of the aggregate Subscription Rights then outstanding. The notice shall specify the date, time and place of the meeting and the terms of the resolutions to be proposed. The accidental omission to give notice to, or the non-receipt of any such notice by, any of the Warrantholders shall not invalidate the proceedings at any meeting.

3.	Chairman

A person (who may, but need not be, a Warrantholder) nominated in writing by the Company shall be entitled to take the chair at every such meeting but if no such nomination is made, or if at any meeting the person nominated shall not be present within 15 minutes after the time appointed for the holding of such meeting, the Warrantholders present shall choose one of their number to be chairman.

4.	Quorum at Meetings

At any such meeting other than one at which a Special Resolution is proposed to be passed, two or more persons holding Warrants and/or being proxies and being or representing in aggregate Warrantholders registered as the holders of Warrants conferring not less than 10% of the aggregate Subscription Rights then outstanding shall form a quorum for the transaction of business. The quorum at any such meeting for the passing of a Special Resolution shall, subject to the remaining provisions of this paragraph 4, be two or more persons holding Warrants and/or being proxies and being or representing in the aggregate Warrantholders registered as the holders of Warrants conferring not less than 50% of the aggregate Subscription Rights. No business other than the choosing of a chairman shall be transacted at any meeting unless the requisite quorum be present at the commencement of business. Whenever there is only one holder of Warrants, a quorum at any meeting of Warrantholders shall, for all purposes, be that Warrantholder or any proxy for that Warrantholder.

5.	Absence of Quorum

If, within half an hour after the time appointed for any meeting a quorum is not present, the meeting shall, if convened upon the requisition of Warrantholders, be dissolved. In any other case it shall stand adjourned for such period, not being less than 14 days nor more than 28 days, and to such time and place, as may be appointed by the chairman. At such adjourned meeting one person present in person holding Warrants or being a proxy shall for all proposes form a quorum and shall have the power to pass any resolution (including a Special Resolution) and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had a quorum been present at such meeting.

6.	Adjournment of Meetings

The chairman may with the consent of (and shall if directed by) any meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

7.	Notice of Adjournment of Meetings

At least five days’ notice of any meeting adjourned through want of a quorum shall be given to Warrantholders in the same manner as of an original meeting, and such notice shall state the quorum required at such adjourned meeting. Subject as aforesaid, it shall not be necessary to give any notice of an adjourned meeting.

8.	Resolution on Show of Hands

Every question submitted to a meeting shall be decided in the first instance by a show of hands and in case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which the chairman may be entitled as a Warrantholder or as a proxy.

9.	Demand for Poll

At any meeting, unless a poll is demanded by the chairman or by one or more Warrantholders (or by their proxies) being or representing in the aggregate Warrantholders registered as the holders of Warrants conferring not less than 10% of the aggregate Subscription Rights then outstanding (before or on the declaration of the result of a show of hands), a declaration by the chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

10.	Manner of taking Poll

If at any meeting a poll is so demanded, it shall be taken in such manner and, subject as hereinafter provided, either at once or after any adjournment, as the chairman directs, and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

11.	Time for taking Poll

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

12.	Persons Entitled to Attend, Speak and Vote

The Company (through its representatives) and its legal and financial advisers shall be entitled to attend and speak at any meeting of Warrantholders. Save as aforesaid, no person shall be entitled to attend or vote at any meeting of Warrantholders or to join with others in requesting the convening of such a meeting unless he is a Warrantholder, the duly appointed corporate representative of a corporate Warrantholder or duly appointed proxy of a Warrantholder.

13.	Instrument Appointing a Proxy

A Warrantholder shall be entitled to appoint a proxy to attend any meeting of the Warrantholders and to vote at such meeting on behalf of such Warrantholder. Every instrument appointing a proxy must be in writing signed by the Warrantholder or (in the case of a corporation) by a duly authorised officer of the Warrantholder and shall be in such form as the Directors may approve (acting reasonably). Such instrument of proxy shall unless the contrary is stated thereon be valid as well for an adjournment of the meeting as for the meeting to which it relates and need not be witnessed. A person appointed to act as a proxy need not be a Warrantholder.

14.	Deposit of Instrument Appointing a Proxy

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified or office copy of such power of attorney shall be deposited at such place or places as the Company (or the Warrantholders in default of the Company convening the meeting) may in the notice of meeting direct or if no such place is specified then at the registered office of the Company, not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting or the taking of a poll at which the person named in such instrument proposes to vote and in default the instrument of proxy shall not be treated as valid. A vote given in accordance with the terms of an instrument appointing a proxy shall be valid notwithstanding the previous revocation of the instrument of proxy or of the authority under which the instrument of proxy is given or transfer of the Warrants in respect of which it is given unless previous intimation in writing of such revocation or transfer shall have been received at the registered office of the Company. No instrument appointing a proxy shall be valid after the expiration of twelve months from the date named in it as the date of its execution.

15.	Votes

Subject as provided in paragraph 8 of this schedule, at any meeting:

(a)	on a show of hands each Warrantholder who is present in person (or in the case of a corporation by a duly authorised representative) and each person who is a proxy shall have one vote; and

(b)

on a poll each Warrantholder who is present in person or by proxy as aforesaid shall have a number of votes equal to the proportion (expressed as a percentage figure rounded up or, as appropriate, down to the nearest one tenth of one%) of the outstanding Subscription Rights represented by Warrants held by him. Any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

16.	Powers of Meetings of Warrantholders

A meeting of Warrantholders shall in addition to all other powers (but without prejudice to any powers conferred on other persons by this Warrant Instrument) have the following powers exercisable by a Special Resolution, namely:

(a)	power to sanction any compromise or arrangement proposed to be made between the Company and the Warrantholders or any of them;

(b)

power to sanction any proposal by the Company for the modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Warrantholders against the Company whether such rights shall arise under this Warrant Instrument or otherwise;

(c)

power to sanction any proposal by the Company for the exchange or substitution for the Warrants of, or the conversion of the Warrants into, shares, stock, bonds, debentures, debenture stock or other obligations or securities of the Company, or any other body corporate formed or to be formed;

(d)	power to assent to any modification of the provisions contained in this Warrant Instrument which shall be proposed by the Company;

(e)	power to authorise any person to concur in and execute and do all such documents, acts and things as may be necessary to carry out and give effect to a Special Resolution;

(f)	power to discharge or exonerate any person from any liability in respect of any act or omission for which such person may have become responsible under this Warrant Instrument;

(g)	power to give any authority, direction or sanction which under the provisions of this Warrant Instrument is required to be given by a Special Resolution; and

(h)

power to appoint any persons (whether Warrantholders or not) as a committee or committees to represent the Interest of the Warrantholders and to confer upon such committee any powers or discretions which the Warrantholders could themselves exercise by Special Resolution.

17.	A Special Resolution binding on all Warrantholders

A Special Resolution shall be binding upon all the Warrantholders, whether present or not present at such meeting, and each of the Warrantholders shall be bound to give effect thereto accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances of such resolution justified the passing thereof.

18.	Definition of a Special Resolution

The expression Special Resolution when used in this Warrant Instrument means a resolution passed at a meeting of the Warrantholders duly convened and held and carried by a majority consisting of no less than 75% of the votes cast upon a show of hands or, if a poll is duly demanded, by a majority consisting of not less than 75% of the votes cast on a poll.

19.	Minutes of Meetings

Minutes of all resolutions and proceedings at every meeting shall be made and duly entered in books to be from time to time provided for that purpose by the Company, and any such minutes, if the same are signed by the chairmen of the meeting at which such resolutions were passed or proceedings transacted or by the chairman of the next succeeding meeting of the Warrantholder, shall be conclusive evidence of the matters therein contained and, until the contrary is proved, every meeting in respect of the proceedings of which minutes have been made and signed as aforesaid shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted thereafter to have been duly passed and transacted.

20.	Written Resolution

Anything which, under the terms of this Warrant Instrument, may be done by resolution passed at a meeting of the Warrantholders (including specifically, but without limitation, the passing of a Special Resolution) may be done, without a meeting and without any previous notice being required, by resolution in writing signed by or on behalf of the Warrantholders holding not less than 75% of the Warrant Shares. The signatures to any such resolution need not be on a single document provided each is on a document which accurately states the terms of the resolution. The date of the resolution shall be the date when the resolution is signed by or on behalf of the last Warrantholder to sign.

SCHEDULE 5

WARRANT ALLOCATION SCHEDULE

The following table sets forth the maximum number of Warrant Shares that shall be issued if each of the Term A Loan, the Term B Loan and the Term C Loans are fully funded, respectively.

	Term A Loan	Term B Loan	Term C Loan	Total
Kennedy Lewis Capital Partners Master Fund LP	1326 Warrant Shares	1939 Warrant Shares	2040 Warrant Shares	5305 Warrant Shares
Petrichor Opportunities Fund I LP	857 Warrant Shares	197 Warrant Shares	88 Warrant Shares	1142 Warrant Shares
Banque Pictet & Cie S.A.	76 Warrant Shares	111 Warrant Shares	117 Warrant Shares	304 Warrant Shares
Blackpool Investment Limited	19 Warrant Shares	28 Warrant Shares	29 Warrant Shares	76 Warrant Shares
Joe Bernardo	6 Warrant Shares	8 Warrant Shares	9 Warrant Shares	23 Warrant Shares

Total	2284 Warrant Shares	2283 Warrant Shares	2283 Warrant Shares	6850 Warrant Shares

Executed and delivered by the Company and the [●] Lender as a Deed on the date stated at the beginning of this Deed.

Date of Issue:

Executed as a Deed by

LumiraDx Limited

acting by a director in the presence of

Signature of witness

Name

Address

Date of Issue:

Executed as a Deed by

[●]

acting by its authorized signatory

                                             , in the presence of

Signature of witness

Name

Address